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                                                                    Exhibit 23.1

                         Independent Auditors' Consent


The Board of Directors
JFAX.COM, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-31064) on Form S-8 of JFAX.COM, Inc. of our report dated January 28, 2000 relating to the consolidated balance sheets of JFAX.COM, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of JFAX.COM, Inc.

/S/ KMPG LLP

Los Angeles, California
March 30, 2000